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271118.001(B&F)



                                                                Exhibit 21.1


                            SUBSIDIARIES OF THE REGISTRANT

Triumph Group Holdings, Inc.
The Triumph Group Operations, Inc.
Aerospace Technologies, Inc.
Kilroy Structural Steel Co.
Kilroy Steel, Inc.
Triumph Controls, Inc.
Advanced Materials Technologies Inc.
Special Processes of Arizona, Inc.